Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS FIRST QUARTER FISCAL YEAR 2016 RESULTS
JASPER, IN (November 5, 2015) - Kimball Electronics, Inc. (Nasdaq: KE), a leading global electronic manufacturing services provider of high-quality, durable electronic products, today announced financial results for its first quarter of fiscal year 2016 which ended September 30, 2015.

	Three Months Ended
	September 30,
(Amounts in Thousands, except EPS)	2015	2014
Net Sales	$200,418	$203,803
Operating Income	$6,921	$7,787
Adjusted Operating Income (non-GAAP)	$7,058	$8,751
Operating Income %	3.5%	3.8%
Adjusted Operating Income (non-GAAP) %	3.5%	4.3%
Net Income	$4,475	$5,391
Adjusted Net Income (non-GAAP)	$4,560	$6,355
Diluted EPS	$0.15	$0.18
Adjusted Diluted EPS (non-GAAP)	$0.16	$0.22

Donald D. Charron, Chairman and Chief Executive Officer, stated, “The softness that we felt in the fourth quarter of fiscal year 2015 continued into the first quarter of fiscal year 2016.  We were, however, encouraged by the firmer demand that we began to see at the end of the quarter.  We are focused on the successful launch of a number of new business awards with both existing and new customers.  Our new business opportunities pipeline remains healthy, and we continue to work diligently to achieve our medium range goal of $1 billion in annual sales by fiscal year 2018.”

Mr. Charron continued, “This has been a challenging quarter for us.  In addition to the slowing China automotive market, incremental costs related to the Romania greenfield start-up, the ramp up of a significant new product introduction, and foreign exchange headwinds impacted our results.  We remain committed to our four percent operating income goal and are responding with the appropriate short-term actions while maintaining alignment with our long-term strategic plan.”

First Quarter Fiscal Year 2016 Overview:

•	Net sales declined 2% from the prior year first quarter due, in part, to a $12.9 million reduction related to the exit of Johnson ControIs, Inc. compared to the same quarter last year.

•	Spin-off expenses in the current year first quarter were $0.1 million. Prior year first quarter spin-off costs were $1.0 million.

•	Incremental costs associated with the start-up of the Company’s new Romania facility reduced net income by $0.3 million in the fiscal year 2016 first quarter.

•	Investments in capital expenditures were $11.3 million during the three months ended September 30, 2015.

•	Cash and cash equivalents at September 30, 2015 were $52.7 million.

•
Days sales outstanding, calculated as the average of monthly trade accounts and notes receivable divided by one day’s average net sales, was 58.7 days for the three months ended September 30, 2015 compared to 57.4 days for the three months ended September 30, 2014.

•
Production days supply on hand, defined as the average of the monthly gross inventory divided by an average day’s cost of sales, was 65.2 days for the current year first quarter compared to 59.7 days for the same period a year ago.

Net Sales by Vertical Market:

	Three Months Ended
	September 30,
(Amounts in Millions)	2015	2014	Percent Change
Automotive	$72.0	$71.2	1%
Medical	58.5	61.6	(5)%
Industrial	49.5	53.6	(8)%
Public Safety	16.4	14.2	16%
Other	4.0	3.2	26%
Total Net Sales	$200.4	$203.8	(2)%

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, our ability to fully realize the expected benefits of the completed spin-off, the global economic conditions, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2015.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of equity of the company. The non-GAAP financial measures contained herein include an adjustment for spin-off expenses. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the spin-off expenses. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Conference Call / Webcast

Date:	November 5, 2015
Time:	10:00 AM Eastern Time
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	56702561

The live webcast of the conference call can be accessed at investors.kimballelectronics.com. For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.

Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, Mexico, Thailand, Poland, China, and Romania, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.

Financial highlights for the first quarter ended September 30, 2015 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2015		September 30, 2014
Net Sales	$200,418	100.0%	$203,803	100.0%
Cost of Sales	185,138	92.4%	185,900	91.2%
Gross Profit	15,280	7.6%	17,903	8.8%
Selling and Administrative Expenses	8,359	4.1%	10,116	5.0%
Operating Income	6,921	3.5%	7,787	3.8%
Other Income (Expense), net	(666)	(0.4)%	(497)	(0.2)%
Income Before Taxes on Income	6,255	3.1%	7,290	3.6%
Provision for Income Taxes	1,780	0.9%	1,899	1.0%
Net Income	$4,475	2.2%	$5,391	2.6%

Earnings Per Share of Common Stock:
Basic	$0.15		$0.18
Diluted	$0.15		$0.18

Average Number of Shares Outstanding:
Basic	29,292		29,143
Diluted	29,349		29,143

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2015	2014
Net Cash Flow used for Operating Activities	$(529)	$(4,505)
Net Cash Flow used for Investing Activities	(11,114)	(7,719)
Net Cash Flow (used for) provided by Financing Activities	(694)	7,827
Effect of Exchange Rate Change on Cash	(160)	(1,162)
Net Decrease in Cash and Cash Equivalents	(12,497)	(5,559)
Cash and Cash Equivalents at Beginning of Period	65,180	26,260
Cash and Cash Equivalents at End of Period	$52,683	$20,701

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2015	June 30, 2015
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$52,683	$65,180
Receivables, net	132,363	139,892
Inventories	132,566	125,198
Prepaid expenses and other current assets	24,126	23,922
Property and Equipment, net	112,940	106,779
Goodwill	2,564	2,564
Other Intangible Assets, net	5,033	4,509
Other Assets	14,085	15,213
Total Assets	$476,360	$483,257

LIABILITIES AND SHARE OWNERS’ EQUITY
Accounts payable	$127,450	$133,409
Accrued expenses	21,858	26,545
Other	10,827	10,854
Share Owners’ Equity	316,225	312,449
Total Liabilities and Share Owners’ Equity	$476,360	$483,257

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Spin-off Expenses
	Three Months Ended
	September 30,
Kimball Electronics, Inc.	2015	2014
Operating Income, as reported	$6,921	$7,787
Add: Pre-tax Spin-off Expenses	137	964
Adjusted Operating Income	$7,058	$8,751

Net Income excluding Spin-off Expenses
	Three Months Ended
	September 30,
Kimball Electronics, Inc.	2015	2014
Net Income, as reported	$4,475	$5,391
Add: After-tax Spin-off Expenses *	85	964
Adjusted Net Income	$4,560	$6,355

* Spin-off expenses in the prior year first quarter were non-deductible.

Diluted Earnings per Share excluding Spin-off Expenses
	Three Months Ended
	September 30,
Kimball Electronics, Inc.	2015	2014
Diluted Earnings per Share, as reported	$0.15	$0.18
Add: Impact of Spin-off Expenses	0.01	0.04
Adjusted Diluted Earnings per Share	$0.16	$0.22